MANAGEMENT CONSULTANT AGREEMENT

This management consulting agreement ("Agreement") is made and entered into this 1st  day of September, 2015 ("Effective Date") by and between Kinetic Group Inc., a Nevada corporation (“Company”) and Nikolai Kuzmin ("Consultant"); (collectively, “Parties”).

WHEREAS the Company is desirous of engaging the Consultant and the Consultant is desirous of accepting such mandate, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.1 TERM-  This agreement shall commence on September 1, 2015 and shall continue for a term of three years, subject to Article 4. This Agreement may be renewed or extended for any period as may be mutually agreed upon by the parties.

2.1 SERVICES- The Consultant hereby agrees to provide consulting services (the "Consulting Services") to the Company and to act as Secretary, Treasurer and Chief Financial Officer of the Company. The Consultant hereby accepts the following duties and responsibilities to the Company as part of Consulting Services:

(i)

fulfilling all Secretary, Treasurer and  Chief Financial Officer duties in a diligent and responsible manner, as required by the Company, including but not limited to, providing accounting services, coordinating annual audits and quarterly reviews of the Company’s financial statements as; coordinating of regulatory filings of the Company with appropriate service providers;

(ii)	reporting directly to the Company’s President and Board of Directors of the Company; and

(iii)

performing any other duties that may be reasonably required or assigned by or on behalf of the Board of Directors of the Company and can be performed in the Consultant’s capacity as Secretary, Treasurer and  C.F.O., provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

2.2 The Consultant shall devote such attention and energies to the business affairs of the Company as may be reasonably necessary for the diligent, professional and faithful discharge of his duties as Secretary, Treasurer and Chief Financial Officer.

2.3 Nothing in this Agreement shall prevent the Consultant from engaging in personal activities, including engaging in reasonable investments, as long as they do not interfere with the Consultant’s obligations under this Agreement.

2.4 The Consultant agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Consultant and the Company or any of its affiliates.

2.5 The Consultant and Company mutually represent and warrant that they are under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of the Services.  Consultant and Company further represent and warrant that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which Consultant performs Services concurrently with those performed herein.

2.6 The Consultant and the Company mutually agree that there will not be any employment relations between the Company and the Consultant. The Consultant shall be deemed an independent contractor so as an independent contractor. The termination of this Agreement, for any reason whatsoever, shall not constitute a dismissal by the company of the Consultant for any purpose. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation.  The Consultant agrees to pay all taxes, including income and self-employment taxes, that may be due in respect to the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

2.7 If, despite the parties’ express agreements and representations hereunder, it shall, at any time, be determined by a court of competent jurisdiction that an employment relationship exists between the Company and the Consultant in connection with this Agreement, and as a result of such decision the Consultant shall become entitled to rights and/or payments resulting from the existence of an employment relationship, the Company and the Consultant jointly and severally, undertake to indemnify the Company for any payments and expenses actually paid or required to be paid by the Company in connection with such decision to the dullest extent permitted by law.

3.1 CONSULTANT FEE- During the term of this Agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the Consulting Services equal $500 US per month (the "Consultant Fee").

4.1 TERMINATION OF THE TERM- This Agreement may be terminated by either party with a sixty (60) days advance written notice to the other party.

4.2 Upon termination, none of the Parties shall have any further obligations under this Agreement, except that Company shall pay and the Consultant shall be entitled to any fees or portion of fees that he was responsible for securing pursuant to Section 3 hereof.

4.3 Upon termination of this Agreement for any reason whatsoever, if so requested by the Company, the Consultant shall use his best efforts to effect an orderly transfer of his duties to his successor.

4.4 Upon termination of this Agreement for any reason whatsoever or for no reason, or if the Company otherwise requests, the Consultant shall return to the Company all tangible Confidential Information, as defined in 7.1, and copies thereof, regardless of how such Confidential Information or copies are stored and maintained. The Consultant shall also deliver to the Company any property of the Company which may be in their possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or copies of the same.

4.5 Company agrees that it shall act in good faith and shall not circumvent nor attempt to circumvent or frustrate payment of Consultant’s fees by terminating Consultant in order to avoid paying fees.  The Company agrees that Consultant shall be entitled to its fees pursuant to Section 3 of this Agreement.

5.1 STOCK OPTIONS- The Consultant may be granted, subject to the approval of the Company’s Board of Directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the Board of Directors of the Company, in their absolute discretion, may from time to time determine.

6.1 REIMBURSEMENT OF EXPENSES- The Company will reimburse the Consultant for reasonable travel, promotional and other expenses incurred by the Consultant in the furtherance of or in connection with the provision of the Consulting Services, provided they have been incurred in accordance with the Company’s expense reimbursement policy, which includes the requirement to obtain prior approval of the expense by the Company.

7.1 CONFIDENTIAL INFORMATION AND DEVELOPMENTS- The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, sales, technical and legal data, property acquisition opportunities and business relationships with banks, lenders and other parties not otherwise publicly available (the “Confidential Information”)

8.1 PARTIES BENEFITED; ASSIGNMENTS- This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, without prior approval of the Company.

9.1 NOTICES- Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Consultant at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 9. Notices shall be deemed given when delivered.

10.1 GOVERNING LAW- This Agreement shall be governed by and construed in accordance with the laws of the Sate of Nevada and each party hereto adjourns to the jurisdiction of the courts of the State of Nevada.

11.1 REPRESENTATIONS AND WARRANTIES- The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

12.1 MISCELLANEOUS- This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

12.2 This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

12.3 No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

12.4 A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.5 This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

12.6 The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

12.7 This Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

13.1 LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES- Consultant’s liability to company for damages arising out of this agreement shall be limited to direct damages and shall not exceed the amount of fees paid by company under this agreement. Consultant shall have no liability whatsoever for special, incidental, exemplary, punitive, multiple, consequential, or indirect damages (including lost profits, loss of data, loss of use) of company or any third party, whether based upon warranty, contract, tort, strict liability or otherwise, even if company has been advised of the possibility of such damages. Consultant disclaims all warranties express or implied, including, but not limited to the implied warranties of merchanability, fitness for a particular purpose, title and non-infringement and securities laws and regulations.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

KINETIC GROUP INC.                                                                                      CONSULTANT
by its authorized signatory:

/s/ Yaroslav Startsev                                                                                           /s/ Nikolai Kuzmin

YAROSLAV STARTSEV                                                                                    NIKOLAI KUZMIN